RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered into as of the 9th day of February, 2007 by and between Sento Corporation (“Sento”) and Anthony J. Sansone (“Executive”).

WHEREAS Executive and Sento have mutually agreed to Executive’s termination from his positions as Senior Vice President and Chief Financial Officer of Sento; and

WHEREAS Executive has agreed to provide transition assistance prior to his termination, and for a limited period thereafter, to enable Sento to accomplish an orderly transition of Executive’s responsibilities to a successor officer designated by Sento as responsible for assuming Executive’s functional responsibilities (the “Successor Officer”); and

WHEREAS Executive and Sento have mutually agreed to provide for amicable resolution of any potential disputes that Executive may have with respect to any aspect of his employment with Sento, the transition of Executive’s responsibilities to a Successor Officer, or Executive’s separation from and termination of employment with Sento;

THEREFORE, Executive and Sento hereby agree to the following terms and conditions with respect to the transition period and Executive’s termination:

1.            Separation Date; Termination of Employment Agreement. Executive and Sento agree that Executive’s resignation and separation from employment with Sento shall be effective as of February 10, 2007 (the “Separation Date”). Effective as of the Separation Date, the Employment Agreement dated as of June 10, 2005, and effective as of July 12, 2004, by and between Sento and Executive (the “Employment Agreement’), shall be terminated, no right, remedy, cause of action, or claim for relief shall be based thereon or arise thereunder, and the provisions thereof shall no longer apply and in lieu thereof the provisions of this Agreement shall apply.

2.            Transitional Responsibilities. Prior to the Separation Date, Executive agrees to make all reasonable efforts and devote his full-time business activities to effecting an orderly transition of the functional responsibilities of his position as Senior Vice President and CFO to the Successor Officer, if any.

3.            Resignation. Executive and Sento agree that effective as of the Separation Date Executive’s position as Senior Vice President and CFO of Sento shall terminate, which shall automatically effect a termination of Executive’s position as an officer, director, manager, trustee, administrator and any other position with Sento and any subsidiary, affiliate or benefit plan of Sento (each a “Sento Entity”). Each Sento Entity will cause reasonable steps to be taken by the Sento Entity to accomplish such resignation.

4.            Compensation. Executive shall continue to receive his regular base salary, and all other regular Sento benefits, under the same terms such regular base salary and benefits are provided to him as of the date of this Agreement, up to and including the Separation Date. Executive and Sento acknowledge and agree that Executive is entitled to no severance or separation compensation in connection with Executive’s termination of employment with Sento on the Separation Date except as set forth in this Paragraph 4 of this Agreement. In consideration for the agreements and covenants made by Executive under this Agreement and the performance thereof by Executive, and provided Executive executes, on or within thirty (30) days after the Separation Date, an Agreement of Release and Waiver in substantially the form attached hereto as Exhibit A (and does not revoke it pursuant to his rights under the Older Workers Benefit Protection Act), Sento agrees to provide Executive with the following additional compensation:

(a)          The options to purchase 40,000 shares of Sento common stock held by Executive and vested as of the Separation Date shall be amended to provide that such options may be exercised by Executive at any time prior to January 31, 2008. All options held by executive and not vested as of the Separation Date shall terminate and no further options shall vest or become exercisable.

(b)         Pursuant to Section 3 of the Employment Agreement, Sento shall pay the monthly COBRA premiums otherwise payable by Mr. Sansone with respect to continuation coverage for Mr. Sansone, his spouse and dependents of all group medical and health insurance plans made available to the executive employees of the Company (the “Plans”) (including but not limited to such Plans in which Mr. Sansone was entitled to participate immediately prior to the Separation Date) for a period from the Separation Date and continuing until February 28, 2007. The provisions of Section 3 of the Employment Agreement in the event such coverage is not provided remain in effect.

(c)          All rights to the cell phone and cell phone number (801) 244-1708 currently associated with the cell phone provided by Sento to Executive shall be transferred to Executive, provided however that i) all electronic data stored on this Company-owned cell phone shall have been transferred intact (meaning in the static stored form as of the Execution Date) to a secure Company storage device owned and controlled solely by the Company prior to Separation Date, ii) all historic cell phone call records archived by the Company’s cell phone service provider(s) through the Separation Date shall be accessible to Company without notice or limitation, and iii) Executive shall make arrangements to convert the number into a personal account in his name no later than February 9, 2007. If Executive fails to make such arrangements by February 9, 2007, Sento is authorized to terminate or reassign the cell phone number.

(d)         Executive will be reimbursed for all normal business expenses through the Separation Date, and to the extent Executive incurs reasonable and normal business expenses pursuant to Section 2 above, in accordance with normal Company policy.

5.	Confidential Information.

(a)           Disclosure and Use. Executive shall not disclose or use at any time following the execution of this Agreement any trade secrets or other confidential information, whether patentable or not, of Sento, including but not limited to any technical or non-technical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or any list of actual or potential customers or suppliers, of which Executive is or was informed or aware during the term of the Employment Agreement, whether or not developed by Executive, except (i) to the extent such information becomes generally available to the public through no wrongful act of Executive, (ii) information which has been disclosed as a result of a subpoena or other legal process, provided that Executive has provided the Company with prompt written notice of the receipt thereof, or (iii) unless Executive shall first secure Sento’s prior written authorization. This covenant shall survive the termination of Executive employment under the Employment Agreement as well as the termination of this Agreement, and shall remain in effect and be enforceable against Executive for so long as any such Sento secret or confidential information retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. At no cost to Executive, Executive agrees to execute such further agreements and/or confirmations of Executive’s obligations to Sento concerning non-disclosure of Sento trade secrets and confidential information as Sento may reasonably require from time to time.

(b)           Return of Materials. On or prior to the Separation Date, Executive shall promptly deliver to Sento all materials of a secret or confidential nature relating to Sento’s business which are in the possession or under the control of Executive.

6.            Inventions and Discoveries. Executive hereby assigns to Sento or its designee all of Executive’s rights, title and interest in and to all inventions, discoveries, processes, designs, works of authorship and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by Executive during the term of the Employment Agreement. Executive represents and warrants that Executive has disclosed all such inventions, discoveries, processes, designs, works, intellectual property or improvements to Sento and covenants that he will execute and deliver to Sento or its designee such reasonable documents as Sento may request to confirm the assignment of Executive’s rights therein, and if requested by Sento, will assist Sento or its designee in applying for and prosecuting any patents and any trademark or copyright registration which may be available in respect thereof. Any invention, discovery or other work for which none of Sento’s equipment, supplies, facilities, or confidential information was used and which was developed entirely on Executive’s own time, is exempted from this Paragraph 6 so long as it (i) does not relate in any way to Sento’s business, or actual or demonstrably anticipated research and development; and (ii) does not result in any way from Executive’s work for Sento.

7.            General Release of Claims. In consideration for the compensation to be paid to him as described in Paragraph 4 of this Agreement, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Sento Corporation, its subsidiaries, affiliates, parents, predecessors and successors, and its officers, directors, shareholders, agents and employees, and all persons, corporations, or other entities who might be claimed to be jointly or severally liable with it (the “Sento Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive, or anyone claiming by or through him has, or claims to have, or may claim to have regarding events that have occurred as of the date Executive signs this Agreement (hereinafter referred to as the “Release”). This Release extends, without limitation, to any and all claims related in any manner to Executive’s employment with Sento, the hiring by Sento of a Successor Officer and transition of Executive’s functional responsibilities to such Successor Officer, the agreement herein with respect to Executive’s resignation as set forth in Paragraph 3 of this Agreement, and including without limitation all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Utah laws on payment of wages to employees and all other labor, employment and discrimination laws contained in Utah Code Title 34, Utah Code Title 34A or the Utah Labor Code, any other federal, state or local statues, ordinances or other law with respect to labor, employment, discrimination, wages, compensation or benefits, and any other federal or state common law or equity claims; provided, however, that this release does not extend to any claim Executive may have for disability benefits pursuant to the terms of an employee welfare benefit plan sponsored or maintained by Sento or to any claim for defense or indemnity under any provision of Sento’s, or any Sento Entity’s, articles of incorporation, bylaws, other governing instruments, board of director resolutions, policies or practices, or under any insurance policy, covering actions of directors, officers, employees, trustees, and administrators (or comparable positions) of Sento or any other Sento Entity. It is expressly understood and agreed by the parties that, except as set forth in this Paragraph, this Release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, and that all rights are expressly waived under any statute or law of any jurisdiction providing, in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. This Paragraph 7 is not a release of claims of Executive or his covered family members under any health or life insurance, or similar, policies or claims for breach of this Agreement.

8.            General Release by Sento. Sento, on behalf of itself, its subsidiaries, affiliates, parents, predecessors and successors, and any Sento Entity, and its and their respective officers, directors, shareholders, agents and employees, hereby irrevocably and unconditionally releases and forever discharges Executive, his heirs, executors, administrators, successors and assigns, from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, that Sento or any Sento Entity, or anyone claiming by or through it, has, or claims to have, or may claim to have regarding events related to your employment and/or arising out of your acts in the course of your employment or other position with Sento or any other Sento Entity that have occurred as of the date Sento signs this Agreement. Notwithstanding the foregoing, if a person (including any entity) who or which is a non-signatory to this Agreement asserts that the claims or defenses of Executive against them have been released pursuant to Paragraph 7 and/or Exhibit A, but that such person has not released their claims under this Paragraph 8, the release by Executive in Paragraph 7 and/or Exhibit A of said non-signatory person shall not be effective.

9.            OWBPA Acknowledgement. Executive acknowledges that he has been advised to consult with an attorney, or other counsel, prior to executing this Agreement concerning the terms of this Agreement, including the Release contained in Paragraph 7 herein, and that he has had an opportunity to do so. Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement, including the Release contained in Paragraph 7 herein. Executive acknowledges that he has carefully read and reviewed this Agreement and understands and is satisfied with the terms of this Agreement, including the Release contained in Paragraph 7 herein, and has signed this Agreement voluntarily. Executive understands that the Release contained in Paragraph 7 of this Agreement may not affect the rights of the Equal Employment Opportunity Commission (EEOC) to enforce the ADEA or be used to interfere with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the EEOC under the ADEA. However, Executive acknowledges and agrees that the Release contained in Paragraph 7 of this Agreement precludes any individual legal action by Executive or on Executive’s behalf against the Sento Parties, and that the amounts paid to Executive by Sento under the terms of this Agreement constitute a full accord and satisfaction of any individual claims Executive may have against the Sento Parties. Executive understands that he has seven (7) days, following the date that he signs this Agreement, to revoke this Agreement by notifying Sento’s Chairman of the Board in writing of his decision to revoke it, and that this Agreement will not become effective until the end of such revocation period and only if Executive does not revoke it during such revocation period.

10.          Effective Date. This Agreement shall become effective on the later of the date it is signed by Executive and a duly authorized officer of Sento or the eighth (8th) day following the date it is signed by Executive, and only if Executive does not revoke it during the revocation period described in Paragraph 9 above.

11.          Dispute Resolution. Should either party to this Agreement have any dispute as to any aspect of this Agreement, or arising out of, or related to or connected with the Executive’s employment, compensation or benefits, or the termination thereof, or should Executive allege that Sento has violated any of his rights under state or federal employment or civil rights laws or any other local, state or federal laws, statutes or constitutional provisions, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Federal Family and Medical Leave Act, Utah Anti Discrimination Act, Utah labor and employment laws contained in Utah Code Title 34, Utah Code Title 34A, and the Utah Labor Code, the parties will submit any such dispute to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association before a neutral arbitrator selected from the list of Employment Arbitrators. Unless another limitations period is expressly mandated by statute, to be timely, any dispute must be referred to arbitration within twelve (12) months of discovery of the incident or complaint giving rise to the dispute. Disputes not referred to arbitration within such twelve (12) month period shall be deemed waived, and the arbitrator shall deny any untimely claims. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, THE EXECUTIVE’S EMPLOYMENT, TERMINATION, COMPENSATION, BENEFITS OR THE VIOLATION OF EXECUTIVE’S CIVIL RIGHTS, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten or prior agreements, or to construe implied terms or covenants into the Agreement. In reaching a decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to which party drafted it. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact, and shall set forth such facts as support the decision, as well as conclusions of law, and the reasons and bases for the opinion. In the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator’s act of exceeding his or her powers shall be grounds for granting such relief. It is further agreed by the parties that venue for any arbitration or other legal proceedings shall be Utah. This arbitration clause is entered pursuant to, and shall be governed by, the Federal Arbitration Act, but in all other respects this Agreement shall be governed by the provisions of Utah law without application of its laws with respect to conflict of laws. If the Federal Arbitration Act is not applicable then the Utah Uniform Arbitration Act shall govern (Utah Code Title 78 Chapter 31a et. seq.). If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

12.          Injunctive Relief and Additional Remedies. Although all claims arising between the parties are subject to arbitration, unless otherwise prohibited by applicable law each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this Agreement, including any claims relevant to the application for provisional relief, and shall not be obligated to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional injunctive and/or equitable relief, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy. Executive acknowledges that the injury that would be suffered by Sento as a result of a breach of Paragraphs 5 and 6 of this Agreement, which provisions remain in force following the Separation Date, would be irreparable and that an award of monetary damages to Sento for such a breach would be an inadequate remedy. Consequently, Sento will have the right in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce Paragraphs 5 and 6 of this Agreement.

13.          Taxes. All payments made or benefits provided under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. To the extent Executive recognizes ordinary income in connection with the exercise of the stock options where such income is subject to withholding of income and employment taxes, Executive acknowledges that Sento may apply such withholding to any amounts payable to him by Sento, agrees to pay to Sento any withholding in excess of such amounts, and agrees to indemnify and hold harmless Sento in connection with any such tax liability.

14.          Modifications and Waivers. This Agreement, and the Exhibit A hereto which is incorporated herein by reference, contain the entire understanding of the Executive and Sento with respect to the subject matter hereof and supersedes all other agreements, whether written, oral or implied, regarding the subject matter of this Agreement. No amendment, deletion, addition, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by all parties.

15.          Choice of Law. This Employment Agreement is being delivered and executed in the State of Utah, and the validity, interpretation, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Utah, without giving effect to its conflict of laws provisions.

16.          Severability. It is the desire of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition without invalidating the remainder of such provision, or any other provision of this Agreement.

17.          Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. Sento may assign its rights under this Agreement without the consent of Executive to any entity that assumes Sento’s obligations hereunder in connection with a change of control or other corporate reorganization of Sento.

18.          Counterparts. This Agreement may be executed in anyone or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

19.          Non-Disparagement; Recommendation The parties agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information in connection with events occurring prior to the Separation Date which is designed, intended, or might reasonably be anticipated to disparage, criticize or denigrate each other. Sento and the Executive have mutually agreed to the wording of the press release announcing Executive’s end of employment (which Executive acknowledges must meet any requirements under applicable securities laws).

Each of the Parties has executed this Retirement Transition Agreement, in the case of Sento Corporation by its duly authorized officer, as of the date set forth below.

Anthony J. Sansone	Sento Corporation

/s/ Anthony J. Sansone	By: /s/ Kim A. Cooper
Signature	Name: Kim A. Cooper
Title: Chief Executive Officer

Dated: February 9th, 2007	Dated: February 9, 2007

EXHIBIT A - Agreement of Release and Waiver

EXHIBIT A

AGREEMENT OF RELEASE AND WAIVER

In consideration for the compensation and other good and valuable consideration payable to me under Paragraph 4 of the Retirement Agreement between myself and Sento Corporation (“Sento”) dated as of February ______, 2007 (the “Retirement Agreement”), I, Anthony J. Sansone, knowingly and voluntarily enter into this AGREEMENT OF RELEASE AND WAIVER (this “Agreement”).

1.           I hereby acknowledge that my employment with Sento terminated effective February 10, 2007 (the “Separation Date”) and that I have received payment for all wages and other compensation due to me for my services to Sento up to and including the Separation Date.

2.           I understand and acknowledge that the compensation that I will receive as set forth in Paragraph 4 of the Retirement Agreement is in addition to anything of value to which I am already entitled and is conditioned upon my signing this Agreement on or within thirty (30) days following the Separation Date, my not revoking it pursuant to my rights under the Older Workers Benefit Protection Act as described in Paragraph 4 below, and my abiding by this Agreement.

3.           In consideration for the compensation to be paid to me as described in Paragraph 4 of the Retirement Agreement, I, on behalf of myself, my heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release and forever discharge Sento Corporation, its subsidiaries, affiliates, parents, predecessors and successors, and its officers, directors, shareholders, agents and employees, and all persons, corporations, or other entities who might be claimed to be jointly or severally liable with it (the “Sento Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which I, or anyone claiming by or through me, may have regarding events that have occurred as of the date I sign this Agreement (hereinafter referred to as the “Release”). This Release extends, without limitation, to any and all claims related or in any manner to my employment or the termination of my employment with Sento, the hiring by Sento of a successor officer designated by Sento as responsible for assuming my functional responsibilities (“Successor Officer”) and transition of Executive’s functional responsibilities to such Successor Officer, the agreement herein with respect to my resignation as set forth in Paragraph 3 of the Retirement Agreement and including without limitation all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Utah laws on payment of wages to employees and all other Labor, employment and discrimination laws contained in Utah Code Title 34, Utah Code Title 34A or the Utah Labor Code, any other federal, state or local statues, ordinances or other law with respect to labor, employment, discrimination, wages, compensation or benefits, and any other federal or state common law or equity claims; provided, however, that this release does not extend to any claim Executive may have for disability benefits pursuant to the terms of an employee welfare benefit plan sponsored or maintained by Sento or to any claim for defense or indemnity under any provision of Sento’s or any Sento subsidiary, affiliate, or benefit plan, articles of incorporation, bylaws, other governing instruments, board of director resolutions, policies or practices, or under any insurance policy, covering actions of directors, officers, employees, trustees, and administrators of Sento, or such subsidiaries, affiliates or benefit plans. It is expressly understood and agreed by the parties that, except as set forth in this Paragraph, this Release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, and that all rights are expressly waived under any statute or law of any jurisdiction providing, in substance, that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. This Paragraph 3 is not a release of claims of Executive or his covered family members under any health or life insurance, or similar, policies or claims for breach of the Retirement Agreement.

4.           I acknowledge that I have been advised to consult with an attorney, or other counsel, prior to executing this Agreement and that I have had an opportunity to consult with and receive counsel from an attorney, or other counsel, concerning the terms of this Agreement, including the Release contained in Paragraph 3 herein. I acknowledge that I have been given a period of at least twenty-one (21) days within which to consider this Agreement, including the Release contained in Paragraph 3 herein. I acknowledge that I have carefully read and reviewed this Agreement and understand and am satisfied with the terms of this Agreement, including the Release contained in Paragraph 3 herein, and have signed this Agreement voluntarily. I understand that the Release contained in Paragraph 3 of this Agreement may not affect the rights of the Equal Employment Opportunity Commission (EEOC) to enforce the ADEA or be used to interfere with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the EEOC under the ADEA. However, I acknowledge and agree that the Release contained in Paragraph 3 of this Agreement precludes any individual legal action by me or on my behalf against the Sento Parties, and that the amounts paid to me by Sento under the terms of the Retirement Agreement and this Agreement constitute a full accord and satisfaction of any individual claims I may have against the Sento Parties. I understand that I have seven (7) days, following the date that I sign this Agreement, to revoke this Agreement by notifying Sento’s Chairman of the Board in writing of my decision to revoke it, and that this Agreement will not become effective until the end of such revocation period and only if I do not revoke it during such revocation period.

5.           I understand and agree that, to the extent any tax liability may now or hereafter become due because of the payment of any sums pursuant to the Retirement Agreement and this Agreement, such liability shall be my sole responsibility; and I shall pay any taxes, penalty, or interest which may be determined to be due and payable. Moreover, I agree to indemnify and hold harmless Sento in connection with any and all taxes, penalties, interest, or other costs (including attorneys’ fees and expenses) that may be or become due as a result of the payment of any sums pursuant to the Retirement Agreement and this Agreement.

6.           I agree that the Retirement Agreement and this Agreement constitute the entire agreement concerning my employment with Sento and termination of my employment with Sento and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters therein; and it is expressly understood that no amendment, deletion, addition, modification, or waiver of any provision of this Agreement shall be binding or enforceable unless in writing and signed by all parties.

7.           I acknowledge that the payment described herein is not to be construed as an admission of liability by Sento that it has violated any law, state or federal.

8.           I acknowledge and agree that this Agreement, and its validity, interpretation, performance and enforcement, shall be governed by the laws of the State of Utah, without giving effect to its conflict of laws provisions.

9.           Each provision of this Agreement is intended to be severable. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

10.	This Agreement shall not be assignable without the written consent of both Sento and me.

11.         This Agreement is null and void if Sento does not execute this Agreement as provided below and return it to me within twenty-five (25) days after I deliver this Agreement to Sento.

I HAVE CAREFULLY READ THIS AGREEMENT AND KNOW THE CONTENTS THEREOF AND SIGN THE SAME VOLUNTARILY AND OF MY OWN FREE ACT.

Date:
Anthony J. Sansone

Sento Corporation, by execution of this Agreement, remakes the release and other covenants of Paragraph 8 of the Retirement Agreement, each effective as of the date of the signing of this Agreement by Anthony J. Sansone (i.e. the release dates hereunder of each party are the same).

Sento Corporation

By: ________________________________

Title: ______________________________

Date of Signing: ______________________

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